(LOGO)

April 1, 2013

Company:	Dominion

Contacts:
Media:	Dan Donovan, 412-237-2900, or 412-951-1080 (cell), Daniel.E.Donovan@dom.com
Analysts:	Nathan Frost, (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION COVE POINT LIQUEFACTION PROJECT MOVING FORWARD,
CEMENTS FRONT-RUNNER STATUS

•	Capacity fully subscribed with signed, 20-year terminal service agreements
•	EPC contract awarded
•	FERC application to be filed today for $3.4 billion-$3.8 billion project

RICHMOND, Va. – Dominion (NYSE: D) announced today it has reached three major milestones in its Dominion Cove Point LNG liquefaction project, pushing it to the forefront  among proposed North American LNG liquefaction projects.

Dominion:

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Has fully subscribed the marketed capacity of the project with signed 20-year terminal service agreements. Pacific Summit Energy, LLC, a U.S. affiliate of Japanese trading company Sumitomo Corporation, and GAIL Global (USA) LNG LLC, a U.S. affiliate of GAIL (India) Ltd., have each contracted for half of the marketed capacity. Sumitomo in turn has announced agreements to serve Tokyo Gas Co. and Kansai Electric Power Co., Inc. GAIL is the largest natural gas processing and distributing company in India.

•
Has awarded its engineering, procurement and construction (EPC) contract for new liquefaction facilities to IHI/Kiewit Cove Point, a joint venture between IHI E&C International Corporation of Houston and Kiewit Corporation of Omaha, Neb., following completion of the front-end engineering and design (FEED) work.

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Plans to submit today its application to the Federal Energy Regulatory Commission (FERC) for the $3.4 billion to $3.8 billion project. The filing is more than 12,000 pages and considers all aspects of the project, including safety, environment, security, cost, community effects, and benefits.

“Japan and India are important allies and trading partners of the United States that are in need of secure sources of natural gas, and Sumitomo and GAIL are high-quality companies working to meet those needs,” said Thomas F. Farrell II, Dominion chairman, president and CEO. “We believe the agreements we have signed serve very important economic goals for all three nations.”

While the gas liquefied at Cove Point may be sourced from a wide variety of areas, Farrell noted that Cove Point – located on the Chesapeake Bay in Lusby, Md. – will be a premier facility in terms of direct access to the Marcellus and Utica shale plays, two of the most prolific natural gas basins in North America.

“No other proposed liquefaction facility can provide the strategic value in terms of supply and location,” Farrell said. “We believe that having achieved these milestones of signed terminal service agreements, an EPC contract and our FERC filing, we are well positioned to obtain permission from the U.S. Department of Energy to move forward with this vital infrastructure project.”

The benefits of this project are expected to be far-reaching in terms of creating jobs and supporting the local, state and national economy. A study has shown that up to 4,000 jobs would be produced in the state of Maryland during the construction phase. Benefits to the natural gas and other industries would support another 14,600 jobs once the facility enters service. The project would produce an estimated $9.8 billion in royalty payments to mineral owners over 25 years. And, about $1 billion annually of additional federal, state and local government revenues would be generated directly and indirectly.

U.S. House of Representatives Democratic Whip Steny Hoyer (5-MD) said, “I am pleased Dominion has moved forward to secure terminal agreements with two important trading partners. The proposed Cove Point LNG liquefaction project has the potential to make a significant contribution to Southern Maryland's economy. Today’s announcement helps to ensure the project’s viability and moves us closer to the job creation that its development is expected to bring to Calvert County and to Maryland.”

Patrick Nutter, president of the Calvert County Board of County Commissioners, said, "The Calvert County Board of County Commissioners recognizes the major economic impact that the Dominion Cove Point liquefaction project would have on the county, state and nation. The liquefaction project promises to bring thousands of construction jobs, over 180 permanent jobs and significant tax revenue to our community upon completion. For over 30 years Cove Point has been a partner and asset in our community. The full Board of County Commissioners welcomes the liquefaction project as a strong complement to our economic development efforts and sincerely appreciates the efforts of Dominion in bringing this outstanding opportunity to fruition.”

Subject to receipt of regulatory approvals, Dominion plans to start construction on the 5.25-MTPA (million tons per annum) facility in 2014 and put the liquefaction facilities in service in 2017.

The customers also have signed precedent agreements for service on the 88-mile Cove Point pipeline, which connects the facility to a nexus of interstate natural gas pipelines in northern Virginia.

The customers will procure their own natural gas and deliver it to the Cove Point pipeline.  Dominion will liquefy the gas, store it and load it into ships brought to the facility on the Chesapeake Bay. Dominion will provide a tolling service, and will not take possession of either the natural gas or the LNG.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 27,500 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline, and 6,300 miles of electric transmission lines.  Dominion operates one of the nation's largest natural gas storage systems with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company's website at www.dom.com.

This news release includes certain “forward-looking information.”  Examples include information as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this release.  Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves.  In addition, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely, such as estimates of future market conditions, additional competition, access to and costs of capital, the receipt of regulatory approvals for, and timing of, planned projects, and the ability to complete planned construction or expansion projects within the terms and timeframes initially anticipated. We have identified and will in the future identify a number of these factors in our SEC Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information.  Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

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